Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the registration statement relating to BOK Financial Corporation’s subordinated debt securities and to the incorporation by reference therein of our report dated February 29, 2016, with respect to the consolidated financial statements of BOK Financial Corporation, and the effectiveness of internal control over financial reporting of BOK Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 20, 2016

Tulsa, Oklahoma